Cohu Unit Acquires Tandberg Television AVS GmbH

POWAY, Calif., April 2, 2007 — Cohu, Inc. (NASDAQ:COHU) today announced that its subsidiary, Broadcast Microwave Services, Inc. (BMS), has purchased Tandberg Television AVS GmbH (AVS) from Tandberg Television for approximately $8.3 million in cash.

AVS, located near Frankfurt, Germany, designs, develops, manufactures and sells digital transmitters, receivers and microwave communications systems. BMS produces both analog and digital transmitters, receivers and microwave communications systems. In 2006, AVS sales were approximately $7 million.

James A. Donahue, President and Chief Executive Officer of Cohu stated, “We are excited to add AVS and its talented team to Broadcast Microwave Services, Inc.  AVS has developed high definition video transmission products that enhance the current BMS product line. With this purchase, we have expanded our digital microwave communications solutions, especially in HD broadcast television and public safety/law enforcement applications. This acquisition is a logical fit with BMS given the complementary products and sales territories of the combined operation.”

Certain matters discussed in this release, including our expanded digital microwave communications solutions, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, difficulties in integrating acquisitions and new technologies; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: John Allen — Investor Relations (858) 848-8106.